DIVERSIFIED RESOURCES INC.
37 Mayfair Road SW
Calgary, Alberta T2V 1Y8

November 22, 2011

UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
100 F Street, N.E., Mail Stop 4631
Washington, D.C. 20549

Attn: Mark Wojciechowski

Re:          Diversified Resources Inc.
Amendment No. 4 to Registration Statement on Form S-1
File No. 333-175183

Dear Mr. Wojciechowski,

Pursuant to oral comments received by our counsel, we have filed an amendment to the S-1 which was originally filed June 28, 2011.

Yours truly,

/s/ Gordon Smith

Gordon Smith
President